EXHIBIT H

CONSENT OF MILBANK, TWEED, HADLEY & MCCLOY LLP

CONSENT

We hereby consent to the use of our name in the second paragraph under the heading “Legal Opinions” in the prospectus supplement dated March 11, 2015 to the prospectus dated February 26, 2015 issued pursuant to registration statement no. 333-200852 of Canada.

/s/ Milbank, Tweed, Hadley & McCloy LLP
Milbank, Tweed, Hadley & McCloy LLP

March 18, 2015